UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

PERICOM SEMICONDUCTOR CORPORATION

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Filed by Pericom Semiconductor Corporation

Commission File No. 000-27026

Pursuant to Rule 14a-12 Under the Securities Exchange Act of 1934

Subject Company: Pericom Semiconductor Corporation

Commission File No. 000-27026

September 3, 2015

To: All Pericom Employees

From: Alex Hui and John Hui

Subject: Acquisition Announcement

We have very important news to share with each of you that marks the next step in Pericom’s long and successful history. Today, Diodes announced the signing of a definitive agreement to acquire Pericom for $17.00 per share in cash. The transaction is subject to the approval of Pericom’s shareholders as well as regulatory approvals and customary closing conditions. We expect the transaction to close in the fourth calendar quarter of 2015.

After 25 years of operation and 18 years as a public company, this opportunity to become a part of a larger scale company will allow us to market our products through broader sales channels with combined strength. We look forward to broadening the engagement with existing customers and reaching new customers while focusing on key growth initiatives. We are excited by the business possibilities created by this merger, which we believe will provide many opportunities to better leverage our core competencies and value added solutions. For our employees, we hope it would provide many of you the opportunity to excel on a larger platform with better career growth potential and financial rewards.

We will be arranging meetings with all employees soon to give additional background and details on the transaction. We will send meeting invitations shortly with more details.

Until the transaction is complete, please stay focused on executing our fiscal 2016 plans and achieving exceptional results, which we will further build upon together post acquisition. In particular, we need to ensure our customers that we will continue to support them with our high quality products and services throughout this transition and beyond. We also need to ensure our business partners that we will maintain our relationships and continue our partnership.

We will provide periodic updates and communications so that you stay informed of the progress and developments. We look forward to our continued success in delivering value added solutions to our customers and good care for our employees.

We appreciate very much your many contributions to Pericom over the years. Thank you in advance for your ongoing support during this transition.

Sincerely,

/s/ Alex Hui Alex Hui CEO, Co-Founder	/s/ John Hui John Hui CTO, Co-Founder

Additional Information and Where to Find It

Pericom Semiconductor Corporation (“Pericom” or the “Company”) intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with its proposed acquisition by Diodes and furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, PERICOM’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Pericom with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Pericom by contacting Pericom’s Investor Relations by telephone at (408) 232-9100, or by mail to Investor Relations Department, Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California 95035 or by going to Pericom’s Investor Relations page on its corporate website at www.pericom.com.

Participants in the Solicitation

Pericom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pericom in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Pericom is included in proxy statement for its 2014 Annual Meeting, which was filed with the SEC on October 16, 2014, and is supplemented by other public filings made, and to be made, with the SEC by Pericom.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed transaction; satisfaction of closing conditions to the consummation of the proposed transaction; the impact of the announcement of the proposed transaction on Pericom’s relationships with its employees, existing customers or potential future customers; and such other risks and uncertainties pertaining to the Pericom’s business as detailed in its filings with the SEC on Forms 10-K and 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Pericom assumes no obligation to update any forward-looking statement contained in this document.